Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2012

Wilmington, MA (June 27, 2012) -- UniFirst Corporation (NYSE: UNF) today announced results for its third quarter of fiscal 2012, which ended on May 26, 2012. Revenues were $320.9 million, up 10.1% from $291.6 million for the third quarter a year ago.

Net income for the quarter was $27.5 million ($1.37 per diluted share) compared to $18.4 million ($0.93 per diluted share) reported in the year ago period.  Third quarter results include the positive effect of a settlement related to environmental litigation that the Company entered into during the quarter.  The settlement resulted in a $6.7 million gain which was recorded as a reduction of selling and administrative expenses.  Diluted earnings per share for the quarter, adjusted to eliminate the effect of the gain, was $1.16, up 24.7% from the $0.93 reported in the same period a year ago.

Revenues for the first nine months of fiscal 2012 were $943.9 million, up 11.9% from $843.3 million in the first nine months of fiscal 2011.  Net income per diluted share for the first nine months of fiscal 2012 was $3.63, compared to $2.94 in the same period a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the results of our third fiscal quarter. Although the employment situation remains sluggish, we continue to focus on areas within our control.  Our success continues to be the result of strong execution from our sales and service organizations.”

Revenues for the third quarter of fiscal 2012 in the Core Laundry Operations were $281.1 million, up 11.5% from those reported in the prior year’s third quarter.  Excluding the effects of acquisitions and a slightly weaker Canadian dollar, revenues grew 10.9%.  Segment income from operations adjusted to eliminate the $6.7 million gain referred to above increased 31.4% year to year.  The adjusted operating margin expanded to 10.5% from 8.9% a year earlier.  Increased profitability arose from improved operating leverage that came with strong revenue growth.  Expenses related to plant operations, depreciation, energy and overall selling and administrative outlays were all lower as a percentage of revenue compared to the prior year.  These improvements were partially offset by higher merchandise costs and expenses associated with the Company’s initiative to update its customer service systems.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $29.3 million for the third quarter of fiscal 2012, down from a record $30.6 in the third quarter of fiscal 2011.  Income from operations for this segment also decreased to $5.0 million in the quarter compared to $5.7 million in the same quarter a year ago.

The net income comparison for the quarter benefited from a decrease in net interest expense of $1.1 million from the third quarter of fiscal 2011.  The decrease was due to the expiration of an interest rate swap in March 2011 and the repayment of $75.0 million in private placement notes that came due in June 2011.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents at the end of the quarter totaled $78.8 million. Cash provided by operating activities year to date was $106.8 million, up 90.9% compared to $56.0 million in the first nine months of fiscal 2011.  The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to working capital compared to a year ago.  At the end of the quarter, long term debt, including current maturities was $104.6 million or 10.7% of total capital.

Outlook
Mr. Croatti continued, “Based on the strength of our year to date results and our outlook for the fourth quarter, we are raising our full year guidance.  We now project fiscal 2012 revenues to be between $1.252 billion and $1.257 billion and diluted earnings per share to be between $4.60 and $4.70.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 27, 2011 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	May 26,	May 28,	May 26,	May 28,
(In thousands, except per share data)	2012 (2)	2011 (2)	2012 (2)	2011 (2)

Revenues	$320,931	$291,567	$943,915	$843,252

Operating expenses:
Cost of revenues (1)	202,433	185,217	599,009	524,685
Selling and administrative expenses (1)	59,108	60,852	179,429	174,649
Depreciation and amortization	16,718	16,365	49,615	47,942
Total operating expenses	278,259	262,434	828,053	747,276

Income from operations	42,672	29,133	115,862	95,976

Other expense (income):
Interest expense	511	1,586	1,639	5,991
Interest income	(656)	(616)	(2,036)	(1,852)
Exchange rate loss (gain)	457	(291)	1,028	(682)
	312	679	631	3,457

Income before income taxes	42,360	28,454	115,231	92,519
Provision for income taxes	14,901	10,023	42,774	34,047

Net income	$27,459	$18,431	$72,457	$58,472

Income per share – Basic
Common Stock	$1.45	$0.98	$3.83	$3.10
Class B Common Stock	$1.16	$0.78	$3.06	$2.48

Income per share – Diluted
Common Stock	$1.37	$0.93	$3.63	$2.94

Income allocated to – Basic
Common Stock	$21,587	$14,453	$59,926	$45,810
Class B Common Stock	$5,381	$3,635	$14,214	$11,555

Income allocated to – Diluted
Common Stock	$26,993	$18,105	$71,205	$57,420

Weighted average number of shares outstanding – Basic
Common Stock	14,905	14,810	14,872	14,780
Class B Common Stock	4,644	4,656	4,642	4,660

Weighted average number of shares outstanding – Diluted
Common Stock	19,646	19,549	19,600	19,522

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	May 26, 2012 (1)	August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$78,821	$48,812
Receivables, net	140,140	128,377
Inventories	76,291	76,460
Rental merchandise in service	140,327	126,536
Prepaid and deferred income taxes	7,232	11,358
Prepaid expenses	8,506	3,647

Total current assets	451,317	395,190

Property, plant and equipment:
Land, buildings and leasehold improvements	350,698	346,738
Machinery and equipment	419,581	393,530
Motor vehicles	140,975	129,762

	911,254	870,030
Less - accumulated depreciation	501,206	474,963
	410,048	395,067

Goodwill	287,982	288,249
Customer contracts and other intangible assets, net	52,888	60,905
Other assets	2,178	2,109

	$1,204,413	$1,141,520

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$4,492	$20,133
Accounts payable	58,492	56,064
Accrued liabilities	76,328	76,630
Accrued income taxes	2,569	-

Total current liabilities	141,881	152,827

Long-term liabilities:
Long-term debt, net of current maturities	100,157	100,163
Accrued liabilities	43,124	39,698
Accrued and deferred income taxes	50,198	50,890

Total long-term liabilities	193,479	190,751

Shareholders' equity:
Common Stock	1,505	1,499
Class B Common Stock	488	488
Capital surplus	40,648	33,588
Retained earnings	822,856	752,530
Accumulated other comprehensive income	3,556	9,837

Total shareholders' equity	869,053	797,942

	$1,204,413	$1,141,520

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	May 26,	May 28,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$281,141	$252,052	$29,089	11.5%
Specialty Garments	29,263	30,575	(1,312)	-4.3
First Aid	10,527	8,940	1,587	17.7
Consolidated total	$320,931	$291,567	$29,364	10.1%

	Thirty-nine weeks ended
	May 26,	May 28,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$830,661	$737,611	$93,050	12.6%
Specialty Garments	83,032	79,902	3,130	3.9
First Aid	30,222	25,739	4,483	17.4
Consolidated total	$943,915	$843,252	$100,663	11.9%

Income from Operations

	Thirteen weeks ended
	May 26,	May 28,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$36,275	$22,505	$13,770	61.2%
Specialty Garments	5,033	5,685	(652)	-11.5
First Aid	1,364	943	421	44.7
Consolidated total	$42,672	$29,133	$13,539	46.5%

	Thirty-nine weeks ended
	May 26,	May 28,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$98,706	$79,997	$18,709	23.4%
Specialty Garments	14,175	13,442	733	5.4
First Aid	2,981	2,537	444	17.5
Consolidated total	$115,862	$95,976	$19,886	20.7%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Thirty-nine weeks ended (In thousands)	May 26, 2012 (1)	May 28, 2011 (1)
Cash flows from operating activities:
Net income	$72,457	$58,472
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	41,644	40,171
Amortization of intangible assets	7,971	7,771
Amortization of deferred financing costs	178	202
Share-based compensation	5,202	5,180
Accretion on environmental contingencies	474	511
Accretion on asset retirement obligations	473	442
Deferred income taxes	362	5,598
Changes in assets and liabilities, net of acquisitions:
Receivables	(12,985)	(20,434)
Inventories	(320)	(18,835)
Rental merchandise in service	(14,475)	(25,653)
Prepaid expenses	(4,870)	(2,416)
Accounts payable	2,629	4,264
Accrued liabilities	2,411	4,398
Prepaid and accrued income taxes	5,666	(3,718)
Net cash provided by operating activities	106,817	55,953

Cash flows from investing activities:
Acquisition of businesses	-	(17,317)
Capital expenditures	(59,325)	(49,416)
Other	(436)	(544)
Net cash used in investing activities	(59,761)	(67,277)

Cash flows from financing activities:
Proceeds from long-term debt	40,410	-
Payments on long-term debt	(55,845)	(1,404)
Payments of deferred financing costs	-	(975)
Proceeds from exercise of Common Stock options	2,000	1,164
Payment of cash dividends	(2,129)	(2,122)
Net cash used in financing activities	(15,564)	(3,337)

Effect of exchange rate changes	(1,483)	2,411

Net increase (decrease) in cash and cash equivalents	30,009	(12,250)
Cash and cash equivalents at beginning of period	48,812	121,258

Cash and cash equivalents at end of period	$78,821	$109,008

(1) Unaudited